UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                               FORM 8-K

                            CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 3, 2004

               CareDecision Corporation. (OTCBB: CDED)
         (Exact name of Registrant as specified in charter)


           Nevada                000-33187          91-2105842
(State or other jurisdiction   (Commission       (I.R.S. Employer
     of incorporation)         File Number)       Identification)


2660 Townsgate Road, Suite 300, Westlake Village, CA     91361
       (Address of principal executive offices)        (Zip Code)


Registrant's telephone number, including area code: (805) 446-1973


/1/


ITEM 9. REGULATION FD DISCLOSURE

     CareDecision Corporation (the "Company") [OTCBB: CDED] has entered into an agreement for the placement of our proprietary PDA- based ResidenceWare Wi-Fi e-business systems to hotels located in the New York City metro region. This agreement will involve ResidenceWare implementations at individual member hotels chains such as Days Inn, Quality Inn, Comfort Inn and Super 8. The first stage of installations is expected to total over 600 ResidenceWare units at 8 hotels located in New York City, suburban New Jersey, and in New York's northern suburbs and Connecticut.

     At full implementation the Company believes that this new agreement could encompass the installation of over 5800 ResidenceWare units at approximately 65 hotel locations. ResidenceWare is a Wi-Fi product of CareDecision that provides hotel owner/operators with a value-added array of features that enhance the quality of the services furnished to their guests. With non-lodging per diem expenditures already averaging over $22.00 per hotel room in CareDecision's primary market, the Company believes that ResidenceWare would represent a growing tangential source of continued revenue to CareDecision through local advertising fees, transaction fees for food services and other necessary local products and services, and rental Internet connections through its high-speed Wi-Fi networks.

     This agreement for ResidenceWare Wi-Fi units reflects an interest that the Company believes has existed in the New York area and came about following ongoing discussions that the Company is having with a well respected lodging e-business dotcom. The Company anticipates that in the near term we will be communicating to our shareholders and the investment community additional information regarding the progression and conclusion of our strategic partnership negotiations.




Date: March 3, 2004.
      --------------


CareDecision Corporation


/s/ Keith Berman
-----------------
Keith Berman, CFO


/2/